Exhibit 99.1

News for Immediate Release

Company Contact: Dan Brock 972-779-7002

dbrock@chapusa.com

Chaparral Names New VP, General Counsel

Midlothian, Texas, July 22, 2005 – Chaparral announced today that Rob Crawford has been hired as its new Vice President, General Counsel. In addition to legal responsibilities, Crawford will also oversee the Environmental departments in both the Midlothian and Petersburg steel facilities.

“Rob comes to Chaparral with extensive experience in dealing with the challenges we will face as a new public company,” stated Tommy A. Valenta, Chaparral’s President and CEO. “His direct experience in dealing with the SEC and knowledge of the intricacies of ‘public’ requirements will be invaluable.”

With twenty years of securities and corporate law experience, Crawford was most recently a shareholder with Dallas-based, Winstead Sechrest & Minick P.C. He also held the position of Senior Vice President, General Counsel with Digital Commerce Corporation in Herndon, Virginia.

Rob Crawford holds a Juris Doctorate and a BBA in finance from Southern Methodist University. He also served in the United States Air Force where, as a Captain serving as a Staff Judge Advocate in Ankara, Turkey, he was twice decorated.

Chaparral is the second-largest producer of structural steel beams in North America. The company is also a significant supplier of steel bar products. In addition, Chaparral is a leading North American recycling company.

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